Exhibit 16.1
Deloitte.

Deloitte & Touche LLP
Suite 2300
333 Clay Street
Houston, TX 77002-4196 USA

Tel: +1 713 982 2000
Fax: +1 713 982 2001
www.deloitte.com

June 20, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of MAXXAM Inc.’s Form 8-K dated June 20, 2008, and have the following comments:

1. We agree with the statements made in the second, third and fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first paragraph and the fifth paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Member of
Deloitte Touche Tohmatsu